Exhibit 99.4

Supplemental Information

For ETM and Orion, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	Orion	ETM	Total

Year ended December 31, 2018	$2,308	$3,987	$6,295
Three months ended March 31, 2019	-	213	213

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our condensed combined financial statements presented on a basis consistent with GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration. Our management uses adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following tables contain a reconciliation of GAAP net (loss) income to adjusted EBITDA for the year ended December 31, 2018 and the three months ended March 31, 2019:

Reconciliation of GAAP net (loss) income for the year ended

December 31, 2018 to adjusted EBITDA

($000)

			MTBC +
			Previously
			Acquired		Pro Forma	Pro Forma
	MTBC	Orion	Subtotal	ETM	Adjustments	Combined
	(in thousands)
Net revenue	$50,546	$19,079	$69,625	$12,251	$-	$81,876

GAAP net (loss) income	$(2,138)	$(2,712)	$(4,850)	$(9,296)	$1,759	$(12,387)

(Benefit) provision for income taxes	(157)	11	(146)	(50)	-	(196)
Net interest expense	250	-	250	1	-	251
Foreign exchange / other expense	(435)	-	(435)	(169)	-	(604)
Stock-based compensation expense	2,464	-	2,464	-	-	2,464
Depreciation and amortization	2,854	2,166	5,020	82	(1,238)	3,864
Integration and transaction costs (1)	1,891	-	1,891	-	(521)	1,370
Change in contingent consideration	73	-	73	-	-	73
Adjusted EBITDA	$4,802	$(535)	$4,267	$(9,432)	$-	$(5,165)

1

Reconciliation of GAAP net loss for the three months ended

March 31, 2019 to adjusted EBITDA

($000)

			Pro Forma	Pro Forma
	MTBC	ETM	Adjustments	Combined
	(in thousands)
Net revenue	$15,080	$2,067	$-	$17,147

GAAP net loss	$(296)	$(1,812)	$(51)	$(2,159)

(Benefit) provision for income taxes	(41)	2	-	(39)
Net interest expense	17	-	-	17
Foreign exchange / other expense	244	-	-	244
Stock-based compensation expense	758	-	-	758
Depreciation and amortization	757	20	-	777
Integration and transaction costs (1)	205	-	(8)	197
Change in contingent consideration	(64)	-	-	(64)
Adjusted EBITDA	$1,580	$(1,790)	$(59)	$(269)

(1)	The integration and transactions costs for MTBC include severance amounts paid to employees from acquired businesses, transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees and exit costs related to contractual agreements.

2